Exhibit 4.9
CHINA UNICOM LIMITED
(a company incorporated in Hong Kong with limited liability)
SHARE OPTION SCHEME
Definitions
1.1	In the Scheme the following expressions have the following meanings:

associate	has the meaning ascribed to it in the Listing Rules

Auditors	means the auditors for the time being of the Company;

Board	means the board of directors from time to time of the Company or a duly authorised committee thereof;

Board Lot	means the board lot in which Shares are traded on the Stock Exchange from time to time;

Connected Persons	has the meaning ascribed to it in the Listing Rules;

Companies Ordinance	means the Hong Kong Companies Ordinance (Chapter 32 of the laws of Hong Kong (as amended from time to time));

Company	means China Unicom Limited , a company incorporated in Hong Kong with limited liability;

Effective Date	means the date on which the Scheme becomes unconditional;

Effective Options	Options granted pursuant to the Scheme and vested in the Grantee according to the relevant Vesting Schedule;

Eligible Participant	means any employee of the Company or any subsidiary including (without limitation) any executive director in the employment of the Company or any subsidiary, or any of the Non-executive Directors;

Group	means the Company and its subsidiaries;

financial year	means a year or other period for which the Company’s consolidated accounts are made up;

Grantee	means any Eligible Participant who accepts the offer of the grant of any Option in accordance with the terms of the Scheme or (where the context so permits) a person who is entitled to exercise any such Option in consequence of the death of the original Grantee or, if necessary, in the case of Incapacity, the Eligible Participant’s legal successors, lawful attorney or legal representative;

HK$	means Hong Kong dollars;

Incapacity	means permanent and entire incapacity, whether or not caused during work, as determined in accordance with the standard formulated by the Company;

Listing Rules	means the Rules Governing the Listing of Securities on the Stock Exchange;

Mandatory Transfer	means a termination of employment by a member of the Group of a Transferred Personnel;

Non-executive Director(s)	means the non-executive directors of the Company which include the independent non-executive directors of the Company;

Offer Date	means the date on which an Option is offered to an Eligible Participant;

Option	means a right to subscribe for Shares granted pursuant to the terms of the Scheme;

Option Period	means, in respect of any particular Option, the period to be determined and notified by the Board to each Grantee during which the Grantee may exercise such Option in accordance with the terms of the Scheme. Such period may commence on a day after the Offer Date and in any event shall end not later than 10 years from the Offer Date but subject to the provisions for early termination thereof contained herein;

Scheme	means this share option scheme in its present form or as amended from time to time (except that references to the Scheme in Clause 3 shall only refer to the original share option scheme as adopted on 1 June 2000);

Shares	means shares of HK$0.10 each in the share capital of the Company (or of such other nominal amount as may result from a sub-division, consolidation, reclassification or reconstruction of such share capital from time to time);

Stock Exchange	means The Stock Exchange of Hong Kong Limited;

Subscription Price	means the price per Share at which a Grantee may subscribe for Shares on the exercise of an Option as described in Clause 6;

substantial shareholder	has the meaning ascribed to it under the Listing Rules;

subsidiary	means a company which is for the time being and from time to time a subsidiary (within the meaning of section 2(4) of the Companies Ordinance) of the Company whether incorporated in Hong Kong or elsewhere;

Transferred Personnel	means such personnel who are transferred due to reasons which are beyond their control, and in respect of whom such transfer is mandatory. This includes a transfer to entities outside the Group which is initiated by the central government of the People’s Republic of China. All the other personnel who are transferred shall not be regarded as “Transferred Personnel” but will be regarded as a personnel who has left the service, and will be treated in accordance with Clause 7.3(a) of this Scheme. The Board shall be responsible for the determination of the Transferred Personnel; and

Vesting Schedule	means the arrangement whereby Options granted at a particular time can be exercised in one lot or in batches in accordance with a pre-determined timetable as set out in the relevant grant letter.
1.2 Clause headings are inserted for convenience only and shall be ignored in the interpretation of this Scheme. References herein to Clauses are to clauses of this Scheme.
1.3 Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender or the neuter shall include both genders and the neuter.
1.4 References to any ordinance or law shall include any statutory modification, amendment or re-enactment thereof.
Purpose
2. The purpose of this Scheme is to recognise the contribution that certain individuals have made to the Company, to attract and retain the best available personnel and to promote the success of the Company’s business and that of its subsidiaries.

Conditions
3. The Scheme has taken effect on 21 June 2000. Any alterations to the Scheme shall be subject to the requirements of Clause 15.
Duration and Administration
4.1 Subject to Clause 16, the Scheme shall be valid and effective for a period of 10 years commencing on the Effective Date, after which period no further Options shall be granted but the provisions of the Scheme shall remain in full force and effect to the extent necessary to give effect to the exercise of any Options granted prior thereto or otherwise as may be required in accordance with the provisions of the Scheme.
4.2 The Scheme shall be subject to the administration of the Board whose decision (save as otherwise provided herein) shall be final and binding on all parties.
Grant of Options
5.1 On and subject to the terms of the Scheme, the Board shall be entitled at any time and from time to time within 10 years after the Effective Date to offer to grant to any Eligible Participant as the Board may in its absolute discretion select an Option to subscribe for such number of Shares (being a Board Lot or an integral multiple thereof) as the Board may determine at the Subscription Price. The Board may in its absolute discretion specify such conditions (if any) as it thinks fit when making such offer to the Eligible Participant, (including, without limitation, as to performance criteria to be satisfied by the Eligible Participant and/or the Company) which must be satisfied before an Option can be exercised.
5.2 The Directors shall not offer to grant any Option to any Eligible Participant:
(a) after a price sensitive event has occurred or a price sensitive matter has been the subject of a decision, until such price sensitive information has been published in the newspapers; or
(b) during the period of one month immediately preceding the earlier of:
(i)	the date of the board meeting (as such date is first notified to the Stock Exchange in accordance with paragraph 12 of the Company’s Listing Agreement with the Stock Exchange) for the approval of the Company’s interim or annual results; and

(ii)	the deadline for the Company to publish its interim or annual results under the Listing Agreement, and ending on the date of the results announcement.
5.3 An offer to grant an Option shall be made to any Eligible Participant by letter in such form as the Board may from time to time determine specifying the number of Shares, the Subscription Price, the Option Period in respect of which the offer is made, the date by which the Option must be accepted (being a date not more than 28 days after the Offer Date and provided that such offer shall be open for acceptance after the effective period of the Scheme stated in Clause 5.1) and further requiring the Eligible Participant to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of the Scheme. Such offer shall be personal to the Eligible Participant concerned and shall not be transferable.
5.4 An Option shall be deemed to have been granted and accepted and to have taken effect when the duplicate letter comprising acceptance of the offer of the grant of the Option duly signed by the Grantee together with a remittance in favour of the Company of HK$1.00 by way of consideration for the grant thereof is received by the Company within the time period specified in the offer of the grant of the Option. Such remittance shall in no circumstances be refundable.
5.5 Any offer of the grant of an Option may be accepted or deemed to have been accepted in respect of less than the number of Shares in respect of which it is offered provided that it is accepted in respect of a Board Lot or an integral multiple thereof. To the extent that the offer of the grant of an Option is not accepted within 28 days from the date upon which it is made in the manner indicated in Clause 5.4, it will be deemed to have been irrevocably declined.
Subscription Price
6. The Subscription Price in respect of any Option shall be a price determined by the Board and notified to any Eligible Participant (subject to any adjustments made pursuant to Clause 12) which shall be not less than the higher of:
(a)	the closing price of the Shares on the Stock Exchange as stated in the Stock Exchange’s quotation sheets on the relevant Offer Date in respect of such Option;

(b)	the average closing price of the Shares on the Stock Exchange as stated in the Stock Exchange’s quotation sheets for the five trading days immediately preceding the relevant Offer Date; and

(c)	the nominal value of the Shares.
Exercise of Options
7.1 An Option shall be personal to the Grantee and shall not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to any Option. Any breach of the foregoing by the Grantee shall entitle the Company to cancel any Option granted to such Grantee (to the extent not already exercised).
7.2 An Option may be exercised in whole or in part (but if in part only, in respect of a Board Lot or any integral multiple thereof) in the manner set out in Clauses 7.3 and 7.4 by the Grantee giving notice in writing to the Company stating that the Option is thereby exercised and specifying the number of Shares to be subscribed. Each such notice must be accompanied by a remittance for the full amount of the aggregate

Subscription Price for the Shares in respect of which the notice is given. Within 28 days after receipt of the notice and the remittance and, where appropriate, receipt of the Auditors’ certificate pursuant to Clause 12, the Company shall allot and issue the relevant Shares to the Grantee credited as fully paid and issue to the Grantee a share certificate in respect of the Shares so allotted.
7.3 Subject as hereinafter provided and Clause 5, an Option may be exercised by the Grantee at any time or times during the Option Period provided that:
(a)	in the event of the Grantee ceasing to be an Eligible Participant for any reason other than his death, retirement, Incapacity, Mandatory Transfer or on one or more of the grounds specified in Clauses 8(d) or 8(e) leading to a lapse of the Option, the Grantee may exercise all the Effective Options granted to him at the date of cessation of his employment or office (to the extent not already exercised) on the date of such cessation, which date shall be the last actual working day with the relevant member of the Group whether salary is paid in lieu of notice or not. All the Effective Options which have not been exercised on or before the date of cessation of employment will lapse automatically on the date immediately after such cessation and such Options shall in no circumstances be exercisable. For the avoidance of doubt, a Grantee does not cease to be an Eligible Participant only for the reason of an internal transfer to another member of the Group;
(b)	in the event of the death of the original Grantee and none of the events under Clauses 8(d) or 8(e) has occurred, all the Options granted to the Grantee shall be vested in the Grantee automatically on the date of death, and the lawful successors of the Grantee shall be entitled within anytime from the date of death to the earlier of (i) 12 months after the date of death and (ii) the end of the Option Period to exercise all the Options in full (to the extent not already exercised). Any such Options which have not been exercised by the expiry of the 12-month period or the Option Period (whichever is earlier) shall lapse automatically. The legal successors to the above Options shall be limited to legal representatives of the deceased Grantee or persons who are entitled to inherit the rights of exercise of the deceased Grantee under this Scheme by will or by law of succession;
(c)	if a general offer (whether by way of take-over offer, share repurchase offer or scheme of arrangement or otherwise in like manner) is made to all the holders of Shares (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or in concert with the offeror) the Company shall use its best endeavours to procure that such offer is extended to all the Grantees (on the same terms mutatis mutandis, and assuming that they will become, by the exercise in full of the Options granted to them, shareholders of the Company). If such offer, having been approved in accordance with applicable laws and regulatory requirements becomes or is declared unconditional, the Grantee shall be entitled to exercise the Option in full (to the extent not already exercised) at any time within 21 days after the date on which such general offer becomes or is declared unconditional;

(d)	in the event of an effective resolution being passed for the voluntary winding-up of the Company or an order of Court is made for the winding-up of the Company, the Grantee may by notice in writing to the Company within 21 days after the date of such resolution elect to be treated as if the Option (to the extent not already exercised) had been exercised immediately before the passing of such resolution either to its full extent or to the extent specified in the notice, such notice to be accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given, whereupon the Grantee will be entitled to receive out of the assets available in the liquidation pari passu with the holders of Shares such sum as would have been received in respect of the Shares the subject of such election;
(e)	if, pursuant to the Companies Ordinance, a compromise or arrangement between the Company and its members or creditors is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all Grantees (together with a notice of the existence of the provisions of this Clause) on the same date as it despatches to each member or creditor of the Company a notice summoning the meeting to consider such a compromise or arrangement, and thereupon each Grantee shall be entitled to exercise all or any of his Options in whole or in part at any time prior to 12 noon on the day immediately preceding the date of the meeting directed to be convened by the Court for the purposes of considering such compromise or arrangement. With effect from the date of such meeting, the rights of all Grantees to exercise their respective Options shall forthwith be suspended. Upon such compromise or arrangement becoming effective, all Options shall, to the extent that they have not been exercised, lapse and determine. The Board shall endeavour to procure that the Shares issued as a result of the exercise of Options under this Clause 7.3(e) shall for the purposes of such compromise or arrangement form part of the issued share capital of the Company on the effective date thereof and that such Shares shall in all respects be subject to such compromise or arrangement. If for any reason such compromise or arrangement is not approved by the Court (whether upon the terms presented to the Court or upon any other terms as may be approved by such Court) the rights of Grantees to exercise their respective Options shall with effect from the date of the making of the order by the Court be restored in full and shall thereupon become exercisable (but subject to the other terms of the Scheme) as if such compromise or arrangement had not been proposed by the Company and no claim shall lie against the Company or any of its officers for any loss or damage sustained by any Grantee as a result of the aforesaid suspension;
(f)	in the event of the retirement or Incapacity of the Grantee and none of the events under Clauses 8(d) or 8(e) has occurred, all the Options granted to the Grantee shall continue to vest in the Grantee according to the relevant Vesting Schedule, and the Grantee may exercise all Effective Options vested in him according to the Vesting Schedule within the Option Period; and

(g)	in the event of a Mandatory Transfer and none of the events under Clauses 8(d) or 8(e) has occurred:
(i)	the Transferred Personnel may exercise all Effective Options vested in him on or before the date of the Mandatory Transfer (which date shall be the last actual working day of the Transferred Personnel with the relevant member of the Group whether salary is paid in lieu of notice or not); and

(ii)	in relation to Options granted to the Transferred Personnel which have not vested in him on or before the date of the Mandatory Transfer (Unvested Options), the Board shall have the right to vest such number of Unvested Options in the Transferred Personnel (Effective Unvested Options) on the date of the Mandatory Transfer as the Board may decide in its absolute discretion.
The Transferred Personnel may exercise all the Effective Options (to the extent not already exercised) and the Effective Unvested Options at any time from the date of the Mandatory Transfer to the earlier of (i) 12 months after the date of the Mandatory Transfer and (ii) the end of the Option Period. All the Options which are not Effective Options or not Effective Unvested Options will lapse automatically on the date immediately after the date of such Mandatory Transfer. All the Effective Options and Effective Unvested Options which have not been exercised by the expiry of the 12-month period or the Option Period (whichever is earlier), shall lapse automatically.
7.4 The Shares to be allotted upon the exercise of an Option shall be subject to all the provisions of the Articles of Association of the Company for the time being in force and shall rank pari passu with the fully paid Shares in issue on the date of allotment and accordingly will entitle the holders to participate in all dividends and other distributions paid or made on or after the date of allotment other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date therefore shall be before the date of allotment.
7.5 A Share issued upon the exercise of an Option shall not carry voting rights until completion of the registration of the Grantee (or any other person designated by the Grantee) as the holder thereof. If under the terms of a resolution passed or an announcement made by the Company a dividend is to be or is proposed to be paid to holders of Shares on the register on a date prior to the date when an Option was effectively exercised, the Shares to be issued upon such exercise will not rank for such dividend.
Lapse of Option
8. An Option shall lapse automatically and not be exercisable (to the extent not already exercised) on the earliest of:
(a)	the expiry of the Option Period;

(b)	the expiry of any of the periods referred to in Clause 7.3 (a), (b), (c), (e) and (g);

(c)	subject to Clause 7.3(d), the date of the commencement of the winding-up of the Company (as determined in accordance with the Companies Ordinance);

(d)	the date on which the Board resolves that the Option of the Grantee shall lapse and not be exercisable as a result of the Grantee, being an employee (including an executive director) of any member of the Group, ceasing to be such an employee by reason of the summary termination of his employment on any one or more of the grounds that he has been guilty of misconduct, or has been convicted of any criminal offence involving his integrity or honesty. A resolution of the board of directors of the relevant member of the Group to the effect that the employment of a Grantee has or has not been terminated on one or more of the grounds specified in this Clause 8(d) shall be conclusive for the purpose of determining whether the employment of the Grantee will be terminated;

(e)	the date on which the Board resolves that the Option of the Grantee shall lapse as a result of the Board or meeting of the shareholders of the Company having resolved, in accordance with their respective powers granted under the Articles of Association of the Company or relevant laws or regulation, that the Grantee, being a Non-executive Director, shall cease to hold the office of Non-executive Director on any one or more of the grounds that he has been guilty of misconduct, or has been convicted of any criminal offence involving his integrity or honesty, or being prohibited by laws or regulation or court order from being a director, or being reprimanded by the Stock Exchange or the stock exchanges or relevant government authorities of other jurisdictions outside Hong Kong; or

(f)	the date on which the Grantee commits a breach of Clause 7.1.
Maximum number of Shares available for Subscription
9.1 The maximum number of Shares in respect of which Options may be granted under the Scheme when aggregated with the maximum number of Shares in respect of which options may be granted under any other scheme involving the issue or grant of options over Shares or other securities by the Company and/or any of its subsidiaries shall not exceed 10 per cent. of the issued share capital of the Company as of the date of approval of the amendments to the Scheme by the shareholders of the Company in general meeting on 13 May 2002. Options lapsed in accordance with the terms of the Scheme shall not be counted for the purpose of calculating the 10 per cent. limit. Upon the grant of options for Shares up to 10 per cent. of the issued share capital of the Company and subject to the approval of the shareholders of the Company in general meetings, the maximum number of Shares to be issued under this Scheme (when aggregated with securities to be issued under any other share option scheme(s) of the Company and/or any of its subsidiaries) may be increased by increments as determined by the Board provided that such increments shall not exceed 10 per cent. of the issued share capital of the Company as of the date of approval of such increments by the shareholders of the Company. Under any circumstances, the total number of Shares to be issued upon exercise of all outstanding options shall not exceed 30 per cent. of the issued share capital of the Company from time to time.
9.2 The maximum number of Shares in respect of which Options may be granted under the Scheme to any Eligible Participant (together with any Shares issued in respect of Options which have been exercised by that Eligible Participant and any Shares which would be issued upon the exercise of outstanding Options granted to that Eligible Participant) in any 12-month period up to the date of the latest grant shall not exceed 1.0 per cent. of the issued share capital of the Company from time to time, unless the relevant provisions of the Listing Rules are complied with.
9.3 The maximum number of Shares referred to in Clauses 9.1 and 9.2 shall be adjusted, in such manner as the Auditors shall certify in writing to the Board to be fair and reasonable, in the event of capitalisation issue, rights issue, consolidation, subdivision or reduction of the share capital of the Company provided that no such adjustment shall be made in the event of an issue of Shares as consideration in respect of a transfer to which the Company is a party.
Grant of Options to Connected Persons
10.1 The independent non-executive directors of the Company (excluding any independent non-executive director of the Company who is the grantee of the Options) will be required to approve each grant of Options to a director, chief executive, or substantial shareholder of the Company or any of their respective associates.
10.2 If a grant of Options to a substantial shareholder or an independent non-executive director of the Company or their respective associates will result in the total number of Shares issued and to be issued upon exercise of Options granted and to be granted (including Options exercised, cancelled and outstanding) to such person in the 12-month period up to and including the date of such grant:
(a) representing in aggregate over 0.1 per cent. of the issued share capital of the Company from time to time; and
(b) having an aggregate value, based on the closing price of the Shares as stated in the Stock Exchange’s daily quotations sheet at the date of each grant, in excess of HK$5 million, such further grant of Options will be required to be approved (voting by way of poll) by the shareholders of the Company. All Connected Persons of the Company will be required to abstain form voting at such general meeting, except that any Connected Person may vote against the relevant resolution at the general meeting provided that his intention to do so has been stated in the shareholder circular.
Cancellation
11.1 Options granted but not exercised or lapsed may be cancelled with the consent of the relevant Grantee in accordance with the provisions of this Clause 11.

11.2 Cancellation of Options granted but not exercised must be approved by a resolution of the Company in general meeting, with the relevant Grantees and their associates abstaining from voting. Any vote taken at such meeting to approve such cancellations must be taken by poll.
11.3 The Grantees whose Options are cancelled pursuant to this Clause 11 may be issued new Options in accordance with the provisions of the Scheme, provided unissued options are available under the Scheme (excluding any Options cancelled).
Reorganisation of Capital Structure
12.1 In the event of any capitalisation issue, rights issue, consolidation, subdivision or reduction of the share capital of the Company in accordance with applicable laws and regulatory requirements (other than an issue of Shares as consideration in respect of a transaction to which the Company is a party), the Board shall make such corresponding adjustments (if any) to:
(a)	the number or nominal amount of Shares, the subject matter of the Option (insofar as it is unexercised); and/or

(b)	the aggregate number of Shares subject to outstanding Options; and/or

(c)	the Subscription Price; and/or

(d)	the method of exercise of the Option with respect to the Board Lot if the Option is being exercised in part, as the Auditors shall certify in writing to the Board to be in their opinion fair and reasonable, provided that any adjustment shall be made on the basis that the proportion of the issued share capital of the Company to which a Grantee is entitled after such adjustment shall remain as nearly as possible the same as that to which he was entitled before such adjustment, but so that no such adjustment shall be made the effect of which would be to enable any Share to be issued at less than its nominal value, or to increase the proportion of the issued share capital of the Company for which any Grantee would have been entitled to subscribe had he exercised all the Options held by him immediately prior to such adjustments. The capacity of the Auditors in this Clause 12 is that of experts and not of arbitrators and their certification shall be final and binding on the Company and the Grantees. The costs of the Auditors shall be borne by the Company.
12.2 If there has been any alteration in the capital structure of the Company as referred to in Clause 12.1, the Company shall, upon receipt of a notice from the Grantee in accordance with Clause 7.2, inform the Grantee of such alteration and shall either inform the Grantee of the adjustment to be made pursuant to the certificate of the Auditors obtained by the Company for such purpose, or if no such certificate has yet been obtained, inform the Grantee of such fact and instruct the Auditors to issue a certificate in that regard in accordance with Clause 12.1.

Share Capital
13. The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorised share capital of the Company. Subject thereto, the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.
Disputes
14.1 Any dispute arising in connection with the Scheme (whether as to the number of Shares the subject of an Option, the amount of the Subscription Price or otherwise) shall be referred to the decision of the Auditors who shall act as experts and not as arbitrators and whose decision shall be final and binding.
14.2 In the event that any party to the dispute referred to above does not agree to resolve the relevant dispute in accordance with the procedures set out in Clause 14.1 or the Auditors are unwilling to act in accordance with Clause 14.1, the dispute shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Clause 14.2.
(a)	The appointing authority shall be the Hong Kong International Arbitration Centre (HKIAC).

(b)	The place of arbitration shall be in Hong Kong at the HKIAC.

(c)	There shall be only one arbitrator.

(d)	The language(s) to be used in the arbitral proceedings shall be English.
Alteration of the Scheme
15.1 Subject to Clause 15.2, the Board may amend any of the provisions of this Scheme and the terms of the Options (including amendments in order to comply with changes in legal or regulatory requirements) at any time.
15.2 Any alterations to the terms and conditions of the Scheme which are to the advantage of Grantees, of a material nature or involve any change to the terms of Options granted shall be subject to the approval of the Company in general meeting save where the alterations take effect automatically under the existing terms of the Scheme.
15.3 For the avoidance of doubt, all Options granted after the Effective Date shall, save and except the Subscription Price, be bound by the rules of the Scheme as amended from time to time.
Termination
16. The Company by resolution in general meeting or the Board may at any time terminate the operation of the Scheme and in such event no further Options will be offered but the provisions of the Scheme shall remain in full force in all other respects. All Options granted prior to such termination shall continue to be valid and exercisable in accordance with the terms of the Scheme.
Miscellaneous
17.1 The Scheme shall not form a contract of employment or part of any existing contract of employment between the relevant member of the Group and any Eligible Participant and the rights and obligations of any Eligible Participant under the terms of his office or employment shall not be affected by his participation in the Scheme or any right which he may have to participate in it and the Scheme shall afford such an Eligible Participant no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.
17.2 The Scheme shall not confer on any person any legal or equitable rights (other than those arising from or constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.
17.3 The Company shall bear the costs of establishing and administering the Scheme.
17.4 A Grantee shall be entitled to receive for information only copies of all notices and other documents sent by the Company to holders of Shares generally.
17.5 Any notice or other communication between the Company and a Grantee may be given by sending the same by post (postage prepaid and by airmail if sent to an address in a different territory) or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong at 75th Floor, the Centre, Central, Hong Kong (and marked for the attention of the Secretary) or as notified to the Grantees from time to time and, in the case of the Grantee, his address as notified to the Company from time to time.
17.6 Any notice or other communication served by post:
(a)	by the Company shall be deemed to have been served 24 hours after the same was put in the post; and

(b)	by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.
17.7 A Grantee shall be responsible for complying with any requirements to be fulfilled in order to obtain or obviate the necessity to obtain any consent under any relevant enactment or regulations that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his participation in the Scheme.

17.8 The Board shall have the power from time to time to make or vary regulations for the administration and operation of the Scheme, provided that the same are not inconsistent with the provisions of the Scheme.
17.9 The Scheme and all Options granted hereunder shall be governed by and construed in accordance with Hong Kong law.

ADOPTED BY ORDINARY RESOLUTION
OF THE COMPANY ON 1 JUNE 2000 AND
AMENDED BY ORDINARY RESOLUTION
OF THE COMPANY ON 13 MAY 2002
AND ON 11 MAY 2007
CHINA UNICOM LIMITED
(a company incorporated in Hong Kong with limited liability)
SHARE OPTION SCHEME